Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto-Culver Reports Strong Second Quarter and First Half Fiscal Year 2008

Sales and Earnings From Continuing Operations

Melrose Park, IL, (April 28, 2008) – Alberto-Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives, today announced record sales and earnings from continuing operations for its second quarter and first half of fiscal year 2008.

Second Quarter:

•	Net sales for the second quarter increased 7.7% to $412.8 million from $383.4 million in the prior year quarter.

•

Pre-tax income from continuing operations increased 22.6% to $40.8 million from $33.3 million in the prior year quarter. Excluding restructuring and other expenses of $2.0 million in the current quarter and $0.6 million in the prior year quarter, pre-tax earnings from continuing operations increased 26.5% to $42.8 million compared to $33.9 million in the prior year quarter.

•

Diluted earnings per share from continuing operations increased 27.3% to 28 cents from 22 cents in the prior year quarter. Excluding restructuring and other expenses, diluted earnings per share from continuing operations increased 26.1% to 29 cents versus 23 cents in the prior year quarter. Diluted earnings per share from continuing operations in the current quarter included a one-time tax benefit of approximately one cent.

First Half:

•	Net sales for the first half increased 10.7% to $813.5 million from $734.5 million in the prior year.

•	Pre-tax income from continuing operations increased to $84.2 million from $31.9 million in the prior year. Excluding restructuring and other expenses of $6.9 million

Alberto-Culver Second Quarter and First Half Fiscal Year 2008 Earnings Release	Page 2

in the current year and $32.0 million in the prior year, pre-tax earnings from continuing operations increased 42.5% to $91.1 million compared to $63.9 million in the prior year.

•

Diluted earnings per share from continuing operations increased to 57 cents from 22 cents in the prior year. Excluding restructuring and other expenses, diluted earnings per share from continuing operations increased 40.9% to 62 cents versus 44 cents in the prior year.

Commenting on the second quarter, Alberto-Culver President and Chief Executive Officer V. James Marino said, “Our strong performance this quarter was due to the continued growth of TRESemmé as well as growth in other beauty care brands including St Ives and multicultural brands Motions and Soft and Beautiful. We are very pleased with the profitable sales and earnings growth generated, especially when considering last year’s second quarter launch of TRESemmé in Mexico as well as significant pipeline shipments of Nexxus in the club channel in the prior year and the lapping of restructuring savings. I am particularly proud that in the U.S., TRESemmé and Nexxus’ consumer consumption rates, a critical measure of the health of our brands, both increased at double-digit rates during the latest twelve and fifty-two week periods, far outpacing the category. In a challenging retail environment, characterized by mixed consumption trends, we were able to deliver another record quarter of sales and earnings growth for our shareholders.”

The Company reported that its gross profit margin increased to 53.4% compared to 52.1% in the prior year quarter, mainly due to more effective inventory management and manufacturing efficiencies. Advertising and other marketing investments increased 5.4% during the quarter to $76.4 million from $72.4 million in the prior year quarter. Selling and administrative expenses as a percentage of net sales increased 50 basis points to 25.1% compared to 24.6% in the prior year quarter mainly due to higher expenditures related to the planned implementation of a new worldwide ERP system, costs associated with the start-up of our Jonesboro, Arkansas manufacturing facility and higher stock option expense.

Carol Lavin Bernick, Executive Chairman of the Company, stated, “In a period when economic conditions are having a decided impact on the retail marketplace globally, we are pleased to be able to continue to produce sales and profit growth. The combination of our strategic focus, the strength of our key brands and key markets and the hard work of our team continue to keep us on a growth trajectory.”

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Mrs. Bernick also announced the Company’s board of directors approved the regular 6.5 cent quarterly cash dividend. The dividend will be paid on May 20, 2008 to shareholders of record on May 5, 2008.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto-Culver, a worldwide manufacturer and marketer of leading beauty care and other personal care products, and Sally Beauty Holdings, Inc., a leading distributor of professional beauty supplies. As a result of the transaction, beginning in the first quarter of fiscal year 2007, the results of operations of Sally Beauty and Beauty Systems Group are reported as discontinued operations.

The Company reported earnings from discontinued operations of $646,000 (net of tax) in the second quarter of fiscal 2008 compared to $797,000 (net of tax) during the second quarter of fiscal 2007. For the first half of fiscal year 2008, the Company reported earnings from discontinued operations of $2.0 million (net of tax) compared to a loss from discontinued operations of $5.1 million (net of tax) in the prior year. The diluted earnings per share from discontinued operations was nil this quarter versus 1 cent in the prior year quarter, while first half fiscal year 2008 diluted earnings per share from discontinued operations was 2 cents compared to a loss of 5 cents in the prior year. Including continuing and discontinued operations, the Company reported net earnings of $29.0 million or 28 cents per share on a fully diluted basis this quarter, compared to net earnings of $22.6 million or 23 cents per fully diluted share in the second quarter of fiscal 2008. Net earnings for the first half of fiscal year 2008 were $59.9 million or 59 cents per diluted share compared to net earnings of $16.7 million or 17 cents per share in 2007.

Due to the disclosure of financial results excluding restructuring and other expenses, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its second quarter and first half fiscal year 2008 results with investors in a call to be held later today (Monday, April 28) at 11 a.m. Eastern Time. The dial-in numbers for the call are 888-233-8078 or 913-312-0695. The numbers for a replay of the conference call are 888-203-1112 or 719-457-0820 and will be available through Wednesday, May 28, 2008. The pass code is 3684550. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto-Culver Second Quarter and First Half Fiscal Year 2008 Earnings Release	Page 4

Alberto-Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives in the United States and internationally. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S. It is also the second largest producer in the world of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Its Cederroth International unit is a major consumer goods marketer in the Nordic countries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key employees; inability of efficiency initiatives to improve the company’s margins; risks inherent in expanding in existing geographic locations and entering new geographic locations; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto-Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; the effects of a prolonged United States or global economic downturn or recession; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the company’s exclusive markets; and variations in political, economic or other factors such as interest rates, tax changes, legal and regulatory changes or other external factors over which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto-Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2007 Annual Report on Form 10-K filed on November 28, 2007 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto-Culver Second Quarter and First Half Fiscal Year 2008 Earnings Release	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended March 31, 2008 and 2007	2008	2007
Net sales	$412,783	383,412
Cost of products sold	192,351	183,575

Gross profit	220,432	199,837
Advertising, marketing, selling and administrative (1) Restructuring and other (2)	180,099 2,070	166,682 593

Operating earnings	38,263	32,562
Interest income, net	(2,500)	(697)

Earnings from continuing operations before income taxes	40,763	33,259
Provision for income taxes	12,382	11,498

Earnings from continuing operations	28,381	21,761
Discontinued operations, net of income taxes (3)	646	797

Net earnings	$29,027	22,558

Basic earnings per share:
Continuing operations (2)	$.28	.23
Discontinued operations	.01	—

Total	$.29	.23

Diluted earnings per share:
Continuing operations (2)	$.28	.22
Discontinued operations	—	.01

Total	$.28	.23

Weighted average shares outstanding:
Basic	99,592	96,181
Diluted	102,007	98,996

(1)	Advertising, marketing, selling and administrative expenses includes $959 and $573 of stock option expense recorded during the second quarter of fiscal years 2008 and 2007, respectively, in accordance with SFAS No. 123 (R).
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007 and the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the second quarter of fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $1,422 and basic and diluted earnings per share from continuing operations by 2 cents and 1 cent, respectively. During the second quarter of fiscal year 2007, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $1,019 and basic and diluted earnings per share from continuing operations by 1 cent.
(3)	The discontinued operations results reflect favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto-Culver.

Alberto-Culver Second Quarter and First Half Fiscal Year 2008 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Six Months Ended March 31, 2008 and 2007	2008	2007
Net sales	$813,458	734,540
Cost of products sold	382,297	353,715

Gross profit	431,161	380,825
Advertising, marketing, selling and administrative (1) Restructuring and other (2)	345,433 6,859	317,904 32,003

Operating earnings	78,869	30,918
Interest income, net	(5,380)	(1,006)

Earnings from continuing operations before income taxes	84,249	31,924
Provision for income taxes	26,364	10,160

Earnings from continuing operations	57,885	21,764
Discontinued operations, net of income taxes (3)	2,049	(5,086)

Net earnings	$59,934	16,678

Basic earnings (loss) per share:
Continuing operations (2)	$.59	.23
Discontinued operations	.02	(.05)

Total	$.61	.18

Diluted earnings (loss) per share:
Continuing operations (2)	$.57	.22
Discontinued operations	.02	(.05)

Total	$.59	.17

Weighted average shares outstanding:
Basic	98,840	94,549
Diluted	101,316	96,961

(1)	Advertising, marketing, selling and administrative expenses includes $3,153 and $2,640 of stock option expense recorded during the first half of fiscal years 2008 and 2007, respectively, in accordance with SFAS No. 123 (R).
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007 and the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses. During the first half of fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $4,597 and basic and diluted earnings per share from continuing operations by 4 cents and 5 cents, respectively. During the first half of fiscal year 2007, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $21,341 and basic and diluted earnings per share from continuing operations by 23 cents and 22 cents, respectively.
(3)	Discontinued operations, net of income taxes, includes the operations of the beauty supply distribution business, which was separated from the Company on November 16, 2006, together with other fees and expenses associated with the separation. In addition, the discontinued operations results reflect favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto-Culver.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	March 31, 2008	September 30, 2007
Assets
Cash, cash equivalents and short-term investments	$378,872	348,662
Accounts receivable, net	260,715	289,077
Inventories Other current assets	202,466 36,733	189,137 30,662

Total current assets	878,786	857,538
Property, plant and equipment, net	236,797	224,494
Goodwill and trade names	339,644	325,457
Long-term investments	74,333	—
Other assets, net	75,750	80,071

Total assets	$1,605,310	1,487,560

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$120,916	120,636
Accounts payable, accrued expenses and income taxes	286,368	295,414

Total current liabilities	407,284	416,050
Long-term debt	2,709	2,077
Other liabilities and income taxes	95,449	85,662

Total liabilities	505,442	503,789
Stock options subject to redemption	8,596	10,407
Stockholders’ equity	1,091,272	973,364

Total liabilities and stockholders’ equity	$1,605,310	1,487,560

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Segment Data (Unaudited)

(in thousands)

Three Months Ended March 31, 2008 and 2007	2008	2007
Net Sales:
Consumer Packaged Goods	$349,369	331,223
Cederroth International	63,414	52,189

	$412,783	383,412

Earnings From Continuing Operations Before Income Taxes:
Consumer Packaged Goods	$40,031	32,045
Cederroth International	1,261	1,683

Segment operating profit	41,292	33,728
Stock option expense	(959)	(573)
Restructuring and other (1)	(2,070)	(593)
Interest income, net	2,500	697

	$40,763	33,259

Six Months Ended March 31, 2008 and 2007	2008	2007
Net Sales:
Consumer Packaged Goods	$692,556	634,926
Cederroth International	120,902	103,979
Eliminations	—	(4,365)

	$813,458	734,540

Earnings From Continuing Operations Before Income Taxes:
Consumer Packaged Goods	$88,805	63,949
Cederroth International	76	1,612

Segment operating profit	88,881	65,561
Stock option expense	(3,153)	(2,640)
Restructuring and other (1)	(6,859)	(32,003)
Interest income, net	5,380	1,006

	$84,249	31,924

(1)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007 and the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and six months ended March 31, 2008 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and other expenses

•	Earnings from continuing operations excluding restructuring and other expenses

•	Basic earnings per share from continuing operations excluding restructuring and other expenses

•	Diluted earnings per share from continuing operations excluding restructuring and other expenses

•	Organic sales growth

On December 1, 2006, the Company announced a reorganization plan following the completion of the separation. All costs incurred related to this plan, as well as certain other charges recorded in connection with the closing of the separation, are classified as “restructuring and other” on the statement of operations. During the first half of fiscal year 2007, the Company recorded restructuring costs of $32.0 million ($21.3 million after taxes or 22 cents per diluted share from continuing operations) with $593,000 ($1.0 million after taxes or 1 cent per diluted share from continuing operations) in the second quarter. The pre-tax amount consisted primarily of severance related to the restructuring ($13.9 million), charges related to the acceleration of vesting of stock options and restricted stock ($12.2 million) and contractual termination benefits for the Company’s former President and Chief Executive Officer relating to the separation ($9.9 million), partially offset by gains on the sale of the corporate airplane and the Company’s interest in a Net Jets airplane ($5.9 million). During the first half of fiscal year 2008, the Company recorded additional restructuring costs related to this plan of $2.3 million ($761,000 in the second quarter).

On October 29, 2007, the Company announced another restructuring plan primarily related to the closure of its manufacturing facility in Toronto, Canada. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During the first half of fiscal year 2008, the Company recorded restructuring costs related to this new plan of $4.5 million ($1.3 million in the second quarter) consisting of severance ($2.4 million), an impairment charge for certain manufacturing equipment at the Toronto plant ($1.3 million) and other miscellaneous fixed asset write-offs and charges ($850,000).

In total, the Company recorded restructuring and other costs during the first half of fiscal year 2008 of $6.9 million ($4.6 million after taxes or 5 cents per diluted share from continuing operations) with $2.0 million ($1.4 million after taxes or 1 cent per diluted share from continuing operations) in the second quarter.

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and six months ended March 31, 2008 and 2007 are as follows (in thousands, except per share data):

	Three Months Ended March 31		Six Months Ended March 31
	2008	2007	2008	2007
Pre-tax earnings from continuing operations, as reported	$40,763	33,259	$84,249	31,924
Restructuring and other expenses	2,070	593	6,859	32,003

Pre-tax earnings from continuing operations, excluding restructuring and other expenses	$42,833	33,852	$91,108	63,927

Earnings from continuing operations (net of income taxes), as reported	$28,381	21,761	$57,885	21,764
Restructuring and other expenses, net of income taxes	1,422	1,019	4,597	21,341

Earnings from continuing operations (net of income taxes), excluding restructuring and other expenses	$29,803	22,780	$62,482	43,105

Basic earnings per share from continuing operations, as reported	$.28	.23	$.59	.23
Restructuring and other expenses, net of income taxes	.02	.01	.04	.23

Basic earnings per share from continuing operations, excluding restructuring and other expenses	$.30	.24	$.63	.46

Diluted earnings per share from continuing operations, as reported	$.28	.22	$.57	.22
Restructuring and other expenses, net of income taxes	.01	.01	.05	.22

Diluted earnings per share from continuing operations, excluding restructuring and other expenses	$.29	.23	$.62	.44

	Three Months Ended March 31		Six Months Ended March 31
	2008	2007	2008	2007
Net sales growth, as reported	7.7%	4.8%	10.7%	8.4%
Effect of foreign exchange	(4.0)	(2.2)	(4.2)	(2.5)

Organic sales growth	3.7%	2.6%	6.5%	5.9%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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